EX-23.1

JOHN SPURGEON,  CPA
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PO BOX 1171
GLENDORA, CA 91740



                                  April 6, 2000

TO WHOM IT MAY CONCERN:

     The firm of John Spurgeon, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of Senior Care Industries, Inc., from January 1, 1998 through December 31, 1999, in any filings that are necessary now or in the future to be filed with the U. S. Securities and Exchange Commission.


PROFESSIONALLY,

/S/ John Spurgeon, CPA
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